Exhibit 10.27

PROMISSORY NOTE (No. 007)
(December 28, 2009)

WHEREAS, GlynnTech, Inc. of 24 Mine Street, Flemington, New Jersey has sold patent rights and technology relating to cancer drug delivery systems to SpeechSwitch, Inc. of 6 Minneakoning Rd., Flemington, New Jersey 08822, under an Agreement of June 18, 2009, and a portion of the purchase price in the amount of $ 125,000.00 was contingent upon a pending patent application successfully issuing into a United States issued patent; and,

WHEREAS, said pending patent application did issue on December 28, 2009 into United States Patent Number US 7,637,889 B2 entitled “ Drug Delivery Device With Sliding Valve And Methodology” , causing the incurrence of the remaining obligation of $ 125,000.00 to become due one year from the issue date of said patent, to be secured by Note(s) in that amount upon issuance of said patent with a one year due date, by mutual agreement to be in the form of two notes for $ 50,000.00 each (designated as Notes 006 and 007), and one note for $ 25,000.00 (designated as Note 008), this being Note 007 for $ 50,000.00, and SpeechSwitch, Inc. has agreed to make payment on said Notes one year henceforth, now, therefore,

SpeechSwitch, Inc. agrees to pay GlynnTech, Inc. a sum of $ 50,000.00 on or before December 29, 2010, at no interest. This Note shall be in default if not paid in full within 5 days from the due date. No interest shall accrue during the term hereof. However, GlynnTech, Inc, reserves the right to statutory interest after default, at its option.

/s/ Kenneth P Glynn
Kenneth P. Glynn, President, SpeechSwitch, Inc.

/s/ Alex P Glynn
Alex P. Glynn, Vice President, GlynnTech, Inc.